Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Bunge Reports Strong Third Quarter Results

White Plains, NY — October 28, 2010 — Bunge Limited (NYSE:BG)

•                  Solid results in agribusiness and food & ingredients

•                  Sugar & bioenergy performed well and fertilizer is improving

•                  Expect strong finish to the year

•                  Financial Highlights

US$ in millions, except per share data and	Quarter Ended			Nine Months Ended
percentages	9/30/10	9/30/09	% Change	9/30/10	9/30/09	% Change
Volume (000 metric tons)	34,552	35,344	(2)%	103,026	106,100	(3)%
Net sales	$11,662	$11,298	3%	$32,981	$31,490	5%
Total segment EBIT (1),(2),(3)	$340	$209	63%	$2,847	$425	570%
Agribusiness	$313	$284	10%	$463	$747	(38)%
Sugar & Bioenergy	$34	$10	240%	$43	$13	230%
Edible Oil Products	$30	$35	(14)%	$35	$67	(48)%
Milling Products	$39	$7	457%	$53	$40	33%
Fertilizer	$14	$(127)	n/m	$2,343	$(442)	n/m

Net income attributable to Bunge (2)	$212	$232	(9)%	$2,053	$350	487%
Earnings per common share-diluted (2),(4)	$1.36	$1.62	(16)%	$13.09	$2.48	428%
Earnings per common share-diluted (excl. certain gains & charges) (1),(2)	$2.26	$1.62	40%	$2.15	$2.32	(7)%

(1)  Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to net income attributable to Bunge and earnings per common share-diluted, as required by Regulation G under the Securities Exchange Act of 1934, are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  Includes approximately $90 million of expenses related to make-whole payments in the quarter ended September 30, 2010 in connection with the repayment of certain debt.

(4)  See Note 3 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “Bunge produced strong results in the third quarter.  In agribusiness, our skilled team managed risks well and leveraged our global asset network to serve customers in a volatile market.  Our sugar & bioenergy and food & ingredients businesses also performed well, and while fertilizer is performing below its full potential, we are making steady progress in restructuring the business following the sale of our Brazilian nutrients assets in the second quarter.

“Demand for our core products is strong, and the world needs greater agricultural production and efficient global trade to meet the needs of end customers and overcome dislocations caused by adverse weather in certain producing regions. We expect price volatility to persist in the near term due to the tight supply environment.  Bunge’s excellent risk management, strong balance sheet and global asset network make us well-positioned to grow profitably in this environment.”

•                  Third Quarter Results

Agribusiness

Higher results in our grain merchandising business, in which we effectively managed risk in a volatile environment while meeting the product needs of our customers, were partially offset by lower results in oilseed processing, which were impacted by lower margins.  Impairment charges of $22 million were recorded in the period, primarily related to a European oilseed processing and refining facility.

Sugar & Bioenergy

Higher results in the quarter reflect the addition of Moema, which was acquired earlier this year, and a solid performance in our merchandising business, which benefited from strong demand and good risk management.  These results were partially offset by delays and start-up costs at our Pedro Afonso and Santa Juliana mills, as well as a $26 million mark-to-market charge on futures contracts primarily hedging a portion of 2011 sugar production.  These charges will be offset when the sugar is sold.  Higher SG&A reflects the addition of Moema.

Fertilizer

Results in the quarter were significantly improved from the prior year period.  Higher margins in Brazil were partially offset by lower volumes.  Our Argentine business performed well in the quarter.  Higher equity in earnings of affiliates reflects results of our Moroccan joint venture with OCP, which was in start-up last year.

Edible Oil Products

Improved margins in our Brazilian packaged oil and margarine businesses were partially offset by lower results in Europe, which were impacted by tight raw material supplies in certain regions due to the late sunseed harvest.  Impairment charges of $27 million were recorded in the period, primarily related to a European oilseed processing and refining facility, as well as the closing of a production facility which occurred as part of our plan to improve the efficiency of our European footprint.

Milling Products

Higher earnings in the quarter were primarily driven by improved margins in wheat milling resulting from the combination of higher local sales prices and lower raw material costs, as much of our inventory was purchased prior to the rise in global wheat prices.  Third quarter 2010 results included a $6 million gain on the sale of an idled wheat milling facility in Brazil.

Financial Costs

Interest expense decreased in the quarter primarily due to lower average debt levels and borrowing costs.  During the third quarter, the company incurred approximately $90 million of expenses related to make-whole payments in connection with the repayment of debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets.

Income Taxes

The effective tax rate for the nine months ended September 30, 2010 was 24% compared to a tax benefit of $52 million for the same period last year.

Cash Flow

Cash used by operations in the nine months ended September 30, 2010 was $1,620 million.  The negative cash flow from operations in the period was primarily due to increased working capital resulting from higher commodity prices.  Also impacting cash flow were payments of withholding taxes and transaction costs totaling $424 million related to the sale of the Brazilian fertilizer nutrients assets.  Cash used by operations in the same period last year was $547 million.

•                  Outlook

Drew Burke, Interim Chief Financial Officer, stated, “Looking to the fourth quarter, agribusiness should continue its strong performance.  The U.S. harvest is progressing well, providing our grain merchandising operations with ample supplies to originate, store, and transport.  Global trade should remain strong as other geographies step in to serve demand impacted by the crop shortage in the Black Sea region.  Though still under some pressure, oilseed processing margins in the Northern Hemisphere have improved with the start of the harvest and higher inclusion of soymeal in European feed rations due to the lower availability of wheat.  Fertilizer demand should benefit from the delayed start to planting due to poor weather conditions in Brazil.  Sugar & bioenergy market trends are positive, but there is weather-related risk to milling volume.   Food & ingredients should have a solid end to the year.

“Given this outlook, we expect to achieve or exceed our 2010 full-year earnings guidance range of $3.25 to $3.50 per share.  This guidance excludes $1,714 million of notable items recorded in the first nine months of the year. It also assumes an effective tax rate of 20% to 24% and is based on 156 million shares outstanding on a fully diluted basis, which reflects shares repurchased to date through our share buyback program and assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 28, 2010 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call, please dial (888) 857-6931.  If you are located outside the United States or Canada, dial (719) 457-2731.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 8023948.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q3 2010 Bunge Limited Conference Call” and follow the prompts.  Please go to the Web site at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on October 28, 2010, continuing through November 27, 2010.  To listen to it, please dial (888) 203-1112 or, if located outside the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 8023948.  A replay will also be available on the company’s Web site.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and nine months ended September 30, 2010 and 2009.

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Quarter Ended September 30:	2010	2009	2010	2009	2010	2009	2010	2009
Loss on extinguishment of debt (1)	$(90)	$—	$(90)	$—	$(90)	$—	$(0.61)	$—
Impairment charges (4)	(49)	—	(49)	—	(48)	—	(0.32)	—
Gain on sale of property, plant and equipment (6)	6	—	6	—	4	—	0.03	—
Total	$(133)	$—	$(133)	$—	$(134)	$	$(0.90)	$—

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Nine Months Ended September 30:	2010	2009	2010	2009	2010	2009	2010	2009
Loss on extinguishment of debt (1)	$(90)	$—	$(90)	$—	$(90)	$—	$(0.57)	$—
Gain on sale of fertilizer nutrients assets (2)	2,440	—	2,440	—	1,901	—	12.12	—
Inventory valuation adjustment (3)	(37)	—	(37)	—	(24)	—	(0.15)	—
Impairment and restructuring charges (4)	(83)	—	(83)	—	(70)	—	(0.45)	—
Acquisition related expenses (5)	(11)	—	(11)	—	(7)	—	(0.04)	—
Gain on sale of property, plant and equipment (6)	6	—	6	—	4	—	0.03	—
Transactional tax credit (7)	—	32	—	32	—	21	—	0.16
Total	$2,225	$32	$2,225	$32	$1,714	$21	$10.94	$0.16

(1)          In July 2010, Bunge repaid certain term loans and subsidiary long-term debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets.  These transactions resulted in a loss on extinguishment of the debt totaling approximately $90 million related to make-whole payments.

(2)          In January 2010, Bunge and two of its wholly owned subsidiaries entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), and an affiliate of Vale, pursuant to which Vale would acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil).  The transaction closed on May 27, 2010 for cash proceeds of $3.9 billion and Bunge recognized a gain of $2.4 billion ($1.9 billion net of tax) in its fertilizer segment. Included in the calculation of the gain is $152 million of transactions costs incurred in connection with the divestiture. Total income tax associated with the transaction was $539 million, of which $280 million was paid during the nine months ended September 30, 2010 and approximately $259 million is expected to be offset by deferred tax assets and other tax credits and therefore is not expected to result in cash tax payments. Approximately $57 million related to the post-closing working capital adjustment was received in the third quarter of 2010.  Approximately $144 million of transaction costs and $280 million of withholding taxes are included as a component of cash used for operating activities in Bunge’s condensed consolidated statements of cash flows.  Gross proceeds of $3.9 billion are included as a component of cash provided by investing activities in Bunge’s condensed consolidated statements of cash flows.

(3)          In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold in its condensed consolidated statement of income, related to an inventory valuation adjustment due to changes in its fertilizer segment.

(4)          In the second quarter of 2010, Bunge recorded pretax restructuring charges of $12 million related to our Brazilian operations, of which $4 million was in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment, in selling, general and administrative expenses in its condensed consolidated statement of income.  Pre-tax restructuring and related charges recorded in cost of goods sold in the quarter ended March 31, 2010 consisted primarily of termination benefit costs in the U.S. and Brazil, of which $5 million were in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment.

In the third quarter of 2010, Bunge recorded pretax impairment charges of $49 million, which consisted of $42 million related to the write-down of a European oilseed processing and refining facility, $5 million in connection with the closure of an edible oils facility in Europe as part of our plan to improve our European footprint and $2 million related to the write-down of administrative offices in Brazil.  Of these total charges of $49 million, $22 million was recorded in the agribusiness segment and $27 was recorded in the edible oil products segment.  Pre-tax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, which related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, which related to the closure of a co-located corn oil extraction line.

(5)          In the quarter ended March 31, 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil.  In connection with these transactions, Bunge recorded in selling, general and administrative expenses pretax acquisition-related expenses of $11 million.

(6)          In the quarter ended September 30, 2010, Bunge sold an idled wheat milling facility in Brazil for approximately $8 million in cash, which resulted in a pretax gain of approximately $6 million recorded in other income/expense-net in the condensed consolidated statement of income for the quarter and nine months ended September 30, 2010.

(7)          In the second quarter of 2009, Bunge reversed a $32 million provision recorded in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, which resulted from new Brazilian legislation.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2010	2009	Change	2010	2009	Change

Net sales	$11,662	$11,298	3%	$32,981	$31,490	5%
Cost of goods sold	(10,950)	(10,955)	—%	(31,299)	(30,600)	2%

Gross profit	712	343	108%	1,682	890	89%
Selling, general and administrative expenses	(357)	(349)	2%	(1,119)	(952)	18%
Gain on sale of fertilizer nutrients assets (Note 1)	—	—	—%	2,440	—	100%
Interest income	20	20	—%	62	96	(35)%
Interest expense (Note 2)	(62)	(79)	(22)%	(241)	(212)	14%
Loss on extinguishment of debt (Note 1)	(90)	—	100%	(90)	—	100%
Foreign exchange gain (losses)	77	169		(22)	470
Other income (expense)-net	(5)	(4)		(8)	(12)

Income before income tax and equity earnings of affiliates	295	100	195%	2,704	280	866%
Income tax (expense) benefit	(97)	97		(648)	52

Equity in earnings of affiliates	8	—	100%	17	11	55%

Net income	206	197	5%	2,073	343	504%
Net loss (income) attributable to noncontrolling interest	6	35	(83)%	(20)	7	n/m

Net income attributable to Bunge	212	232	(9)%	2,053	350	487%
Convertible preference share dividends	(19)	—		(58)	(39)
Net income available to Bunge common shareholders	$193	$232	(17)%	$1,995	$311	541%

Earnings per common share – diluted (Note 3):
Earnings to Bunge common shareholders	$1.36	$1.62	(16)%	$13.09	$2.48	428%

Weighted–average common shares outstanding-diluted (Note 3)	147,993,316	143,540,130		156,828,960	132,501,800

Note 1:          See the Additional Financial Information section.

Note 2:          Includes interest expense on readily marketable inventories of $23 million and $34 million for the quarter ended September 30, 2010 and 2009, respectively, and $56 million and $62 million for the nine months ended September 30, 2010 and 2009, respectively.

Note 3:          Weighted-average common shares outstanding-diluted excludes the dilutive effect of outstanding stock options and contingently issuable restricted stock units of approximately 3.5 million for the quarter and nine months ended September 30, 2010 and approximately 2 million for quarter and nine months ended September 30, 2009.  Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2010 excludes approximately 7.1 million and includes approximately 14.6 million, respectively, weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2009 includes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the nine months ended September 30, 2009 includes the dilutive effect of approximately 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible perpetual preference shares because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2010	2009	Change	2010	2009	Change
Volumes (in thousands of metric tons):
Agribusiness	28,466	27,738	3%	82,801	85,959	(4)%
Sugar & Bioenergy	1,651	1,256	31%	6,202	4,265	45%
Fertilizer	1,768	3,814	(54)%	6,032	8,301	(27)%
Edible oil products	1,495	1,465	2%	4,427	4,241	4%
Milling products	1,172	1,071	9%	3,564	3,334	7%
Total	34,552	35,344	(2)%	103,026	106,100	(3)%

Net sales:
Agribusiness	$7,783	$7,453	4%	$21,834	$21,597	1%
Sugar & Bioenergy	1,153	680	70%	3,141	1,473	113%
Fertilizer	655	1,190	(45)%	1,995	2,730	(27)%
Edible oil products	1,664	1,572	6%	4,815	4,534	6%
Milling products	407	403	1%	1,196	1,156	3%
Total	$11,662	$11,298	3%	$32,981	$31,490	5%

Gross profit:
Agribusiness	$442	$333	33%	$1,041	$1,033	1%
Sugar & Bioenergy	63	20	215%	131	38	245%
Fertilizer	43	(162)	n/m	93	(567)	n/m
Edible oil products	106	112	(5)%	291	274	6%
Milling products	58	40	45%	126	112	13%
Total	$712	$343	108%	$1,682	$890	89%

Selling, general and administrative expenses:
Agribusiness	$(185)	$(151)	23%	$(553)	$(491)	13%
Sugar & Bioenergy	(31)	(12)	158%	(96)	(26)	269%
Fertilizer	(43)	(76)	(43)%	(144)	(151)	(5)%
Edible oil products	(73)	(78)	(6)%	(246)	(211)	17%
Milling products	(25)	(32)	(22)%	(80)	(73)	10%
Total	$(357)	$(349)	2%	$(1,119)	$(952)	18%

Gain on sale of fertilizer nutrients assets	$—	$—	—%	$2,440	$—	100%

Foreign exchange gain (loss):
Agribusiness	$62	$107		$(15)	$224
Sugar & Bioenergy	6	1		13	2
Fertilizer	8	60		(17)	246
Edible oil products	2	2		(2)	(1)
Milling products	(1)	(1)		(1)	(1)
Total	$77	$169		$(22)	$470

Equity in earnings of affiliates:
Agribusiness	$5	$2	150%	$12	$4	200%
Sugar & Bioenergy	(4)	(3)	33%	(6)	(11)	(45)%
Fertilizer	6	—	100%	9	1	800%
Edible oil products	—	—	—%	—	14	(100)%
Milling products	1	1	—%	2	3	(33)%
Total	$8	$—	100%	$17	$11	55%

	Quarter Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2010	2009	Change	2010	2009	Change
Noncontrolling interest:
Agribusiness	$(6)	$(6)		$(21)	$(20)
Sugar & Bioenergy	—	4		6	8
Fertilizer	—	54		(35)	36
Edible oil products	1	(2)		(3)	(6)
Milling products	—	—		—	—
Total	$(5)	$50		$(53)	$18

Other income/(expense):
Agribusiness	$(5)	$(1)		$(1)	$(3)
Sugar & Bioenergy	—	—		(5)	2
Fertilizer	—	(3)		(3)	(7)
Edible oil products	(6)	1		(5)	(3)
Milling products	6	(1)		6	(1)
Total	$(5)	$(4)		$(8)	$(12)

Loss on extinguishment of debt:
Unallocated	$(90)	$—		$(90)	$—

Segment earnings before interest and tax:
Agribusiness	$313	$284	10%	$463	$747	(38)%
Sugar & Bioenergy	34	10	240%	43	13	230%
Fertilizer	14	(127)	n/m	2,343	(442)	n/m
Edible oil products	30	35	(14)%	35	67	(48)%
Milling products	39	7	457%	53	40	33%
Unallocated	(90)	—	100%	(90)	—	100%
Total (Note 1)	$340	$209	63%	$2,847	$425	570%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$340	$209		$2,847	$425
Interest income	20	20		62	96
Interest expense	(62)	(79)		(241)	(212)
Income tax (expense) benefit	(97)	97		(648)	52
Noncontrolling interest share of interest and tax	11	(15)		33	(11)
Net income attributable to Bunge	$212	$232		$2,053	$350

Depreciation, depletion and amortization:
Agribusiness	$(44)	$(44)	—%	$(135)	$(130)	4%
Sugar & Bioenergy	(33)	(6)	450%	(79)	(11)	618%
Fertilizer	(9)	(40)	(78)%	(33)	(106)	(69)%
Edible oil products	(18)	(18)	—%	(58)	(52)	12%
Milling products	(7)	(11)	(36)%	(21)	(20)	5%
Total	$(111)	$(119)	(7)%	$(326)	$(319)	2%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 30,	December 31,	September 30,
	2010	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$350	$553	$1,101
Trade accounts receivable	3,003	2,363	2,381
Inventories (1)	5,568	4,862	4,835
Deferred income taxes	143	506	296
Other current assets (2)	4,262	3,499	3,893
Total current assets	13,326	11,783	12,506
Property, plant and equipment, net	4,992	5,347	5,051
Goodwill	950	427	377
Other intangible assets, net	196	170	152
Investments in affiliates	599	622	801
Deferred income taxes	1,060	979	1,150
Other non-current assets	1,978	1,958	1,823
Total assets	$23,101	$21,286	$21,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$483	$166	$430
Current portion of long-term debt	489	31	23
Trade accounts payable	3,856	3,275	3,106
Deferred income taxes	72	100	106
Other current liabilities	2,765	2,635	3,021
Total current liabilities	7,665	6,207	6,686
Long-term debt	2,378	3,618	3,625
Deferred income taxes	120	183	164
Other non-current liabilities	803	913	992

Total Bunge shareholders’ equity	11,830	9,494	9,522
Noncontrolling interest	305	871	871
Total equity	12,135	10,365	10,393
Total liabilities and shareholders’ equity	$23,101	$21,286	$21,860

Note 1:          Includes readily marketable inventories at fair value of $4,099 million, $3,380 million and $2,568 million at September 30, 2010, December 31, 2009 and September 30, 2009, respectively.

Note 2:          Includes marketable securities of $60 million, $15 million and $7 million at September 30, 2010, December 31, 2009 and September 30, 2009, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$2,073	$343
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange loss (gain) on debt	53	(594)
Gain on sale of fertilizer nutrients assets	(2,440)	—
Impairment of assets	61	—
Bad debt expense	23	41
Depreciation, depletion and amortization	326	319
Stock-based compensation expense	47	16
Recoverable taxes provision	3	41
Gain on sale of property, plant and equipment	(6)	—
Deferred income taxes	213	(163)
Equity in earnings of affiliates	(17)	(11)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(1,068)	152
Inventories	(872)	1,619
Prepaid commodity purchase contracts	(370)	19
Secured advances to suppliers	71	220
Trade accounts payable	961	(1,544)
Advances on sales	102	23
Unrealized net gain/loss on derivative contracts	(413)	(145)
Margin deposits	(228)	(348)
Accrued liabilities	177	4
Other—net	(316)	(539)
Cash used for operating activities	(1,620)	(547)
INVESTING ACTIVITIES
Payments made for capital expenditures	(754)	(596)
Acquisitions of businesses (net of cash acquired)	(138)	(22)
Proceeds from sale of fertilizer nutrients assets	3,914	—
Cash disposed in sale of fertilizer nutrients assets	(106)	—
Proceeds from investments	50	92
Proceeds from disposal of property, plant and equipment	5	39
Related party loans	(17)	(19)
Investments in affiliates	(2)	(6)
Cash provided by (used for) investing activities	2,952	(512)
FINANCING ACTIVITIES
Net repayments in short-term debt with maturities of 90 days or less	467	(198)
Proceeds from short-term debt with maturities greater than 90 days	396	986
Repayments of short-term debt with maturities greater than 90 days	(920)	(891)
Proceeds from long-term debt	168	2,885
Repayment of long-term debt	(1,156)	(2,359)
Proceeds from sale of common shares	4	762
Repurchase of common shares	(354)	—
Dividends paid to preference shareholders	(58)	(58)
Dividends paid to common shareholders	(92)	(74)
Dividends paid to noncontrolling interest	(7)	(8)
Other	36	24
Cash (used for) provided by financing activities	(1,516)	1,069
Effect of exchange rate changes on cash and cash equivalents	(19)	87
Net (decrease) increase in cash and cash equivalents	(203)	97
Cash and cash equivalents, beginning of period	553	1,004
Cash and cash equivalents, end of period	$350	$1,101

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2010	2009	2010	2009
Total segment EBIT	$340	$209	$2,847	$425
Interest income	20	20	62	96
Interest expense	(62)	(79)	(241)	(212)
Income tax (expense) benefit	(97)	97	(648)	52
Noncontrolling interest share of interest and tax	11	(15)	33	(11)
Net income attributable to Bunge	$212	$232	$2,053	$350